Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Shareholders and Board of Directors
Bancorp of New Jersey, Inc.
We consent to the incorporation by reference in the registration statement on Form S-8 of Bancorp of New Jersey, Inc. of our report dated March 2, 2007 with respect to the statement of financial condition of Bancorp of New Jersey, Inc. (formerly Bank of New Jersey) as of December 31, 2006 and the related statements of operations, changes in stockholders’ equity, and cash flows for the year then ended which is included in the December 31, 2007 Annual Report on Form 10-K of Bancorp of New Jersey, Inc., incorporated by reference herein.
KPMG LLP
Short Hills, New Jersey
May 5, 2008